EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption "Experts" and in the Registration Statement (Form S-3 No. 333-31414) and related Prospectus of United Shipping and Technology, Inc. for the registration of 6,674,452 shares of its common stock and to the incorporation by reference therein of our report dated September 25, 2000, with respect to the consolidated financial statements as of and for the year ended July 1, 2000 of United Shipping and Technology, Inc. included in its Annual Report (Form 10-K) for the year ended July 1, 2000 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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Ernst & Young LLP


Minneapolis, Minnesota
October 6, 2000